Exhibit 10.1

Director Services Agreement

February 4, 2022

SungHwan Cho

Dear Mr. Cho:

This letter sets and confirms a new agreement between the you (the “Director”), Generation Asia I Acquisition Limited (the “Company”) and Generation Asia LLC (the “Sponsor”) of the following matters:

1.

Appointment. The Company hereby appoints Director to the Board of Directors of the Company, and the Director hereby accepts the appointment and agrees to serve the Company in such capacity (the “Services”).

2.

Term. (a) This agreement is effective as of the date hereof and will remain in effect for a term of up to three years, unless extended for one or more renewal terms by the written consent of both parties.

(b) Either party may terminate this agreement prior to the scheduled termination date of the original term or any renewal term upon 15 days prior written notice furnished to the other party.

(c) In addition, either party may terminate this agreement immediately upon written notice to the other party (i) in the event such other party materially breaches this agreement or (ii) the other party becomes insolvent, enters into receivership, is the subject of a voluntary or involuntary bankruptcy proceeding, or makes a general assignment for the benefit of creditors.

3.

Role and Responsibilities. The Director’s role and responsibilities in providing the Services in his or her capacity as such Director shall include: (a) to attend the Company’s board of directors (the “Board”) meetings (in person or via video conference); (b) to attend virtual meetings with executive officers, other Directors or Board members and/or the Company’s Advisors as necessary; (c) to serve as a member of any committees of the Board as requested by the Board; and (d) to provide other services as may be reasonably necessary in the determination of the Board. The Director shall perform the Services in a professional manner and in accordance with all applicable laws.

4.

Compensation. (a) After the Director official joining day, the Sponsor shall transfer to the Director 25,000 Class B ordinary shares of the Company (such Class B ordinary shares of the Company, the “Founder Shares”). In order to receive the Founder Shares, Director must execute and deliver to Sponsor the Joinder to the Generation Asia LLC Amended and Restated Limited Liability Company Agreement, which is attached this Agreement.

(b) The Company or the Sponsor may, on a case-by-case basis, at the discretion of the Board, transfer to the Director additional “bonus” Founder Shares if the Director (i) sources or originates the consummated merger or acquisition in a non-auction situation or (ii) contributes significantly to the execution or closing of the consummated merger or acquisition.

(c) In the event the Director terminates this agreement pursuant to Section 2(b) or the Company or Sponsor terminates the agreement pursuant to Section 2(c), the Director shall forfeit any and all Founder Shares he or she may have received.

5.

Director & Officer Insurance. During the term of the agreement and so long as the Director is providing the Services in his or her capacity as such, the Company shall procure at its own cost director and officer insurance (including a six year run-off policy triggered at the consummation of a DeSPAC transaction) as may be determined appropriate by the Board.

6.

Confidentiality. (a) The Director shall use all Confidential Information (as defined below) solely for the purpose of providing the Director’s Services to the Company. The Director shall not use any of the Confidential Information, including, but not limited to, information about actual or potential investment decisions, for the Director’s personal benefit or reveal to any other person any information regarding transactions by the Company or the consideration by the Company of any transaction or investment idea that the Director may learn in the course of providing the Services. During the term and after the termination of this agreement, the Director agrees to treat all Confidential Information strictly confidentially, and the Director will not disclose any Confidential Information to any person or entity, except that the Director may disclose any such information (i) to authorized representatives of the Company, (ii) to the extent that such information becomes publicly available other than by reason of disclosure by the Director in breach of this agreement or by another source bound by an obligation of confidentiality or (iii) to the extent permitted by the Company in writing.

(b) Upon termination of this agreement, the Director agrees to (i) permanently cease and not thereafter use any Confidential Information, (ii) promptly deliver to the Company or destroy, delete or expunge, at the Company’s option, all originals and copies of any Confidential Information in any form or medium in the Director’s possession or control and (iii) certify the Director’s compliance to the Company in writing with the foregoing matters.

(c) “Confidential Information” means all confidential, proprietary or non-public information of, or concerning the business, operations, activities, personnel, training, finances, actual or potential investments, plans, personal lives, habits, history, compensation, clients, investors, business associations, know-how, business methods or otherwise of the Company or the Sponsor, including but not limited to (i) its parents, subsidiaries, affiliates and (ii) any director, officer, employee, member, partner, client, investor or business associate of the Company or its affiliates. Confidential Information expressly includes, without limitation, the Services contemplated by this agreement and the existence and terms of this agreement.

7.

Survival. Notwithstanding Section 2 or any other provision in this agreement to the contrary, no termination of this agreement will affect the matters set out in Sections 6, 7, 8 and 9 of this agreement, which shall survive for one year after the termination of this agreement.

8.

Miscellaneous. The Director may not assign, subcontract or delegate any part of this agreement without the Company’s prior written approval. Any assignment, subcontract or delegation without the Company’s prior written approval is null and void. The Company may assign any part of this agreement to any affiliate of the Company without the consent of the Director; provided that the Company shall remain obligated for the performance of this agreement by such affiliate. This agreement contains the entire agreement among the parties relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto. This agreement may not be amended except by a writing executed by each of the parties hereto. If any part of this agreement is found to be unenforceable, the rest of this agreement will remain in full force and effect, and the unenforceable part will be reformed to give the greatest effect to the parties’ original intent. Any waiver of, or consent pursuant to, any provision of this agreement must be in writing and is effective only to the extent specifically set forth therein. No failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or any other right hereunder. References to “herein,” “hereto” or words of similar import refer to the entire agreement and not to only one provision. References to the pronoun “his” shall also refer to “her” or “its” as the context may require. Any rule of construction based on the identity of the party who drafted this agreement shall be disregarded. This agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. In case of any conflict between this agreement and any statement of work, invoice or other document delivered in connection hereto, this agreement shall prevail unless specifically referenced in a document signed by both parties to amend this agreement.

9.

Governing Law. This agreement shall be governed by, and construed in accordance with, the laws of the Hong Kong Special Administrative Region (without regard to the conflict of law provisions that would apply the laws of another jurisdiction). Except for an action for specific performance or injunctive relief, which may be brought in any court of competent jurisdiction, all disputes, controversies or claims arising out of or in connection with this agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) by a sole arbitrator appointed in accordance with the ICC Rules. The place of arbitration shall be the Hong Kong Special Administrative Region. The language of the arbitration shall be English. The Director acknowledges that damages for any breach of certain provisions of this agreement would be difficult to determine and inadequate to remedy the harm caused to the Company, and the Director agrees that the Company shall be entitled to specific performance of the terms of Section 6 and other provisions of this agreement, in addition to any other remedy that may be available at law or equity.

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Please countersign and return the enclosed copy, whereupon this letter will constitute a building agreement among the Company, the Sponsor of the Director.

Sincerely,

THE COMPANY:

Generation Asia I Acquisition Limited

By:	/s/ Roy Kuan
Name: Roy Kuan
Title: Director

THE SPONSOR:

Generation Asia LLC

By:	/s/ Roy Kuan
Name: Roy Kuan
Title: Director

Agreed to and accepted as of the date first set forth above:

THE DIRECTOR:

/s/ SungHwan Cho
Name: SungHwan Cho

GENERATION ASIA LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

JOINDER

The undersigned hereby agrees to become a party to that certain Amended and Restated Limited Liability Company Agreement of Generation Asia LLC, a Cayman Islands limited liability company, dated as of February 4, 2022, as may be amended from time to time (the “LL C Agreement”), and shall accept and be subject to, and comply with the terms, conditions and provisions of the LLC Agreement as a “Member” thereunder, and shall be entitled to the rights and benefits and subject to the duties and obligations of a Member thereunder.

Number and Class of Membership Units of Generation Asia LLC 25,000 Class C Membership Units.

Dated: February 4, 2022

By:	/s/ SungHwan Cho
Name: SungHwan Cho